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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1 of (i) our report dated February 28, 2003, except as to Note 18 which is as of April 30, 2003 and Note 19 which is as of September 12, 2003, relating to the financial statements of National Financial Partners Corp., (ii) our report dated April 1, 2003, relating to the financial statements of Wharton Equity Corporation II, LLC and Affiliates and (iii) our reports dated March 12, 2003, relating to the financial statements of Linn & Associates, Inc., Smith, Frank & Partners, L.L.C. and Affiliates and Delessert Financial Services, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

New York, New York
September 12, 2003